UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                  Commission File No. 2-96510-NY

                              DG LIQUIDATION, INC.
             (Exact name of registrant as specified in its charter)

             3535 Route 66, Neptune, NJ, 11434 Tel. (732) 918-7555
  (Address, including zip code, and telephone number, including area code, of registrant's principle executive offices)

                    Common Stock, par value $1.00 per share
            (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

  Please place X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [_]                       Rule 12h-3(b)(1)(i)  [_]
Rule 12g-4(a)(1)(ii) [_]                       Rule 12h-3(b)(1)(ii) [X]
Rule 12g-4(a)(2)(i)  [_]                       Rule 12h-3(b)(2)(i)  [_]
Rule 12g-4(a)(2)(ii) [_]                       Rule 12h-3(b)(2)(ii) [_]
                                               Rule 15d-6           [_]

Approximate  number of holders of record as of the certification or notice date:
366

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, DG Liquidation, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person .

                              DG LIQUIDATION, INC.

Date: September 23, 2004      By:  /s/Harold Blumenkrantz
                                   ----------------------
                                   President and Chief Executive Officer


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